SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

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                            Gerber Scientific, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                     Same
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
        [LOGO OF GERBER
         SCIENTIFIC INC.   GERBER SCIENTIFIC, INC.
         APPEARS HERE]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 27, 1996

TO OUR SHAREHOLDERS:

    The annual meeting of shareholders of Gerber Scientific, Inc. will be held on Friday, September 27, 1996, at 2:30 p.m., Eastern Daylight Saving Time, at the Sheraton Hotel at Bradley International Airport, Windsor Locks, Connecticut, for the following purposes, as more fully set forth in the attached Proxy
Statement:

    1. To elect one Director; and

    2. To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed August 1, 1996, as the record date for the determination of shareholders entitled to notice of and the right to vote at the annual meeting. Only persons who are shareholders of record on such date shall be entitled to notice of and the right to vote at the meeting.

    Shareholders are cordially invited to attend the meeting in person, but if unable to attend, are requested to date and sign the enclosed form of proxy and return it in the envelope provided. Any shareholder executing a proxy may revoke it at any time before it is voted at the annual meeting, provided that written notice of such revocation or a properly executed proxy bearing a later date shall have been received by the Company's Secretary prior to its exercise.

                                     By Order of the Board of Directors


                                     /s/ David J. Gerber
                                     David J. Gerber
                                     Secretary

Dated at South Windsor, Connecticut,
this 14th day of August, 1996

                            GERBER SCIENTIFIC, INC.
                              83 GERBER ROAD WEST
                        SOUTH WINDSOR, CONNECTICUT 06074

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gerber Scientific, Inc. (the "Company"), for use at the annual meeting of shareholders to be held on Friday, September 27, 1996, and at any adjournment thereof. The cost of solicitation of proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by Directors, officers, and employees of the Company by telephone or otherwise, without additional compensation. The Company also intends to use the services of Georgeson & Company, Inc., of New York, New York, to aid in the solicitation of proxies. It is estimated that their charges and expenses will not exceed $17,000. The Company expects to reimburse brokers and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of shares and soliciting their proxies.

    Abstentions and broker non-votes are not counted in the calculation of the vote but do count toward a quorum. A proxy may be revoked at any time prior to voting, but no revocation will be effective until written notice thereof or a properly executed proxy bearing a later date has been received by the Company's Secretary. The Company's mailing address is 83 Gerber Road West, South Windsor, Connecticut 06074. Proxies will be voted as directed, and in the absence of such direction will be voted FOR the nominee for Director described herein. This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about August 14, 1996.

                    VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

    The Board of Directors has fixed the close of business on August 1, 1996, as the record date for the determination of shareholders entitled to notice of and the right to vote at the annual meeting. On the record date there were 23,228,000 shares of the Company's common stock, $1.00 par value, issued, outstanding, and entitled to vote. Each shareholder of record at the close of business on August 1, 1996, will be entitled to one vote for each share of common stock then held.

    The following table presents certain information regarding the beneficial and record owners of more than five percent of the Company's common stock who were known to the Company as of August 1, 1996.

NAME AND ADDRESS OF                                     NUMBER OF    PERCENT
BENEFICIAL OWNER                                      SHARES OWNED   OF CLASS
- -------------------                                   ------------   --------
H. Joseph Gerber  . . . . . . . . . . . . . . . . .   3,178,365(1)     13.7%
83 Gerber Road West, South Windsor, CT 06074

Norwest Corporation . . . . . . . . . . . . . . . .   2,788,875        12.0%
Norwest Center, Sixth and Marquette, Minneapolis, MN 55479

David L. Babson & Co. . . . . . . . . . . . . . . .   1,437,300         6.2%
One Memorial Drive, Cambridge, MA 02142

(1) Mr. H. Joseph Gerber died on August 8, 1996, while this Proxy Statement was in preparation. The above shareholdings are as of August 1, 1996. Shares totaling 3,178,365 were owned beneficially and of record. They included 103,475 shares owned beneficially by his wife, Sonia K. Gerber, as to which Mr. Gerber had disclaimed any beneficial ownership, and options to purchase 5,220 shares which were exercisable within 60 days of August 1, 1996. Except for shares owned beneficially by Mrs. Gerber and shares which could have been acquired by the exercise of stock options, Mr. Gerber retained sole voting and investment power with respect to all shares he owned. As a result of his death and in accordance with the Company's 1992 Employee Stock Plan, Mr. Gerber's estate may exercise, within two years from the date of death, all unexpired stock options which Mr. Gerber held. This includes the 5,220 shares as reported in the table concerning beneficial ownership of the Company's common stock by Directors and executive officers under the section "Election of Directors", as well as 100,000 additional shares which became immediately exercisable upon his death.

                             ELECTION OF DIRECTORS

    One Director is to be elected at the annual meeting. The Board of Directors of the Company is divided into three classes, and one class is elected each year for a three-year term. The term of the Class III Director expires this year. The terms of the three Class I Directors and the two Class II Directors expire in 1997 and 1998, respectively. The By-Laws of the Company presently provide for a Board of Directors of not less than three nor more than seven Directors.

    The following information is provided for the nominee for the Class III Director, who, if elected, will serve for a term expiring at the 1999 annual meeting, and also for the Class I and Class II Directors whose terms are continuing. A Director receiving a plurality of the votes will be elected. Unless otherwise directed in the proxy, it is intended that all shares represented by proxies will be voted for the election of the nominee named below. In the event that the nominee is unable to stand for election (which is not anticipated), it is intended that all proxies, unless otherwise specified, will be voted for such substitute nominee as the Board of Directors may propose, or the Board may reduce the number of Directors to eliminate the vacancy.

H. JOSEPH GERBER

    Mr. H. Joseph Gerber had been nominated for re-election as a Director at the 1996 annual meeting. However, Mr. Gerber died on August 8, 1996. Mr. Gerber was the founder of the Company and had served as a Director since the Company's inception in 1948. In 1988, Mr. Gerber was elected to be Chairman of the Board of Directors. Mr. Gerber had been President of the Company until August, 1996. Mr. Gerber was a "control person" of the Company, as defined by the Rules and Regulations of the Securities and Exchange Commission. (See "Voting Rights and Principal Shareholders.") Mr. Gerber was an honorary trustee of Rensselaer Polytechnic Institute, a trustee of the Hartford Graduate Center, a member of the National Academy of Engineering, and a member of the Connecticut Academy of Science and Engineering. At its future meetings, the Board of Directors will consider the issue of additional Directors, but the Board has, for the present time, determined that six Directors are adequate under current business circumstances for management of the Company and, accordingly, has fixed the number of directorships at six Directors.

NOMINEE FOR DIRECTOR TO BE ELECTED AT THE 1996 ANNUAL MEETING (CLASS III)

    A. Robert Towbin, 61, has been a Director of the Company since 1992. Mr. Towbin is Managing Director, Unterberg Harris, of New York, New York. Mr. Towbin was the vice chairman and a director of the U.S. Russia Investment Fund from May, 1995 to August, 1995; president, chief executive officer, and a director of the Russian-American Enterprise Fund from January, 1994 to May, 1995, and managing director, Lehman Brothers, from January, 1987 to December 1993. Mr. Towbin is also a director of Columbus New Millenium Fund (London), K&F Industries, Inc., Bradley Real Estate, Inc., and Globalstar Telecommunications, Ltd.

DIRECTORS SERVING UNTIL THE 1997 ANNUAL MEETING (CLASS I)

    Stanley Simon, 79, has been a Director of the Company since 1967. Since 1958, Mr. Simon has been the owner and principal of Stanley Simon and Associates, of New York, New York, a financial and management consulting firm. Mr. Simon is also a trustee of Vornado Realty Trust Co., and a director of General Microwave, Inc. and J. Baker, Inc.

    Edward E. Hood, Jr., 65, has been a Director of the Company since 1994. Mr. Hood was vice chairman and executive officer of General Electric Company of Fairfield, Connecticut, from 1979 to 1993. Mr. Hood is also a director of Lockheed Martin Corp., The Lincoln Electric Co., and FlightSafety International, Inc., chairman emeritus and an honorary trustee of Rensselaer Polytechnic Institute, and a trustee of North Carolina State University.

    William Jerome Vereen, 55, has been a Director of the Company since 1994. Mr. Vereen is President, Chief Executive Officer, Treasurer, and Acting Chairman of the Board of Directors of Riverside Manufacturing Company, of Moultrie, Georgia. Mr. Vereen is also a director of Georgia Power Company and Blue Cross/Blue Shield of Georgia, and is an advisory director for Southern Region, NationsBank of Georgia N.A.

DIRECTORS SERVING UNTIL THE 1998 ANNUAL MEETING (CLASS II)

    George M. Gentile, 60, has been a Director of the Company since 1989. In August, 1996, the Board of Directors appointed Mr. Gentile as President, acting Chief Executive Officer, and Chief Operating Officer of the Company. Previous to that time, Mr. Gentile was Senior Vice President, Finance and served in that capacity since 1977. He has been employed by the Company in numerous key financial and management positions since 1963, and presently serves as a director of several of the Company's subsidiaries.

    David J. Gerber, 35, the son of the Company's founder, H. Joseph Gerber, has been a Director of the Company since 1992. Mr. Gerber has been an attorney in the Company's legal department since 1989, and in February, 1995, Mr. Gerber was appointed the Secretary of the Company.

    Other than the relationships described above or as indicated under "Directors' Compensation" below, there is no significant business relationship between the Company and any of the companies mentioned above as the principal employer of the nominee or continuing Director, or which the nominee or continuing Director also serves as a director. Other than as set forth above, the nominee is not in any way related to any continuing Director, no continuing Director is in any way related to the nominee or any other continuing Director, and neither the nominee nor any continuing Director is in any way related to any executive officer of the Company or its subsidiaries. There is no arrangement or understanding between the nominee and any other person pursuant to which he was selected as a nominee.

    Any shareholder wishing to nominate other persons for Director of the Company must do so in writing to the Secretary of the Company for receipt by the close of business on the tenth day following the mailing of this Proxy Statement by the Company or the public announcement of the date of the annual meeting of shareholders.

    The following information concerning the beneficial ownership of the Company's common stock by each of the Directors and the nominee, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group is provided as of August 1, 1996.

                                                      NUMBER OF      PERCENT OF
NAME OF BENEFICIAL OWNER                            SHARES OWNED(1)    CLASS
- ------------------------                            ---------------    -----
H. Joseph Gerber . . . . . . . . . . . . . . . .     3,178,365(2)       13.7%
David J. Gerber  . . . . . . . . . . . . . . . .        99,271(3)         *
George M. Gentile  . . . . . . . . . . . . . . .        79,531(4)         *
Stanley Simon  . . . . . . . . . . . . . . . . .        24,125(5)         *
A. Robert Towbin . . . . . . . . . . . . . . . .        29,000(6)         *
Edward E. Hood, Jr.  . . . . . . . . . . . . . .         3,000(7)         *
William Jerome Vereen  . . . . . . . . . . . . .         5,000(8)         *
Fredric K. Rosen . . . . . . . . . . . . . . . .        42,500(9)         *
Ronald B. Webster  . . . . . . . . . . . . . . .        31,600(10)        *
Richard F. Treacy, Jr. . . . . . . . . . . . . .        24,125(11)        *
All Directors and executive officers as a
 group (12 persons)  . . . . . . . . . . . . . .     3,518,217(12)      15.2%

- --------
*    Less than 1%
(1) Unless otherwise indicated below, each Director and executive officer has sole voting and investment power with respect to such shares.
(2)  See footnote (1) under "Voting Rights and Principal Shareholders."
(3) Includes 30,746 shares held in trust, and 1,000 shares covered by stock options which are exercisable within 60 days.
(4) Includes 52,500 shares covered by stock options which are exercisable within 60 days.
(5) Includes 14,000 shares covered by stock options which are exercisable within 60 days.
(6) Includes 4,000 shares covered by stock options which are exercisable within 60 days.
(7) Includes 2,000 shares covered by stock options which are exercisable within 60 days.
(8) Includes 1,000 shares which he holds as trustee for his children and 2,000 shares covered by stock options which are exercisable within 60 days.
(9) Includes 4,000 shares owned beneficially by his wife, as to which he disclaims any beneficial ownership, and options to purchase 15,000 shares which are exercisable within 60 days.
(10) Includes 29,000 shares covered by stock options which are exercisable within 60 days.
(11) Represents stock options which are exercisable within 60 days.
(12) Includes 158,770 shares covered by stock options which are exercisable within 60 days.

DIRECTORS' COMPENSATION

    Effective February, 1995, each non-employee Director receives an annual Director's fee of $16,000 for membership on and services to the Board, an attendance fee of $1,000 for each meeting of the Board attended in person, and annual compensation of $1,000 for membership on and services to each Committee of the Board. During the year ended April 30, 1996, Messrs. Hood, Simon, Towbin, and Vereen, the non-employee Directors, each earned fees of $22,000 for their services as Directors and Committee members. At the election of the recipient, fees may be deferred pursuant to the Gerber Scientific, Inc. Agreement for Deferment of Directors Fees. The plan permits any non-employee Director to defer all or a portion of the fees paid to non-employee Directors until a future time selected by such Director. Deferred fees are credited with interest by the Company at market rates. During the year ended April 30, 1996, the firm of Stanley Simon and Associates received a consulting fee of $11,690. No other Directors received fees for their services as Directors or Committee members during the year ended April 30, 1996.

    In 1992, shareholders approved the 1992 Non-Employee Director Stock Option Plan (the "Director Option Plan"), pursuant to which Directors of the Company who are not (and have not been during the past twelve months) employees of the Company are automatically granted 1,000 non-qualified options to purchase shares of the Company's common stock on May 1 of each year. These options are granted at 100% of the fair market value (as that term is defined in the Director Option
Plan) of a share of the Company's common stock on the date of grant. The purpose of the Director Option Plan is to provide an incentive to non-employee Directors, to encourage ownership of the Company's common stock, and to enable the Company to attract and maintain qualified non-employee Directors whose services are considered important to the success of the Company. Up to 75,000 shares of common stock (subject to proportionate adjustment in certain events) are available for grant under the plan. The Director Option Plan is administered by the members of the Board who are employees of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has three standing committees: the Audit and Finance Committee, the Management Development and Compensation Committee, and the Business Development Committee. It does not have a nominating committee.

    The Audit and Finance Committee, composed of Messrs. Hood, Simon (Chairman), Towbin, and Vereen, held two meetings during the fiscal year ended April 30, 1996. The principal functions of the Audit and Finance Committee are to review the selection and qualifications of the Company's independent auditors and make recommendations to the Board, to review with the independent auditors and the internal auditors the scope and adequacy of their examinations and audits, and to review and approve non-audit services performed by the independent auditors.

    The Management Development and Compensation Committee, composed of Messrs. Hood (Chairman), Simon, Towbin, and Vereen, held two meetings and acted by unanimous written consent on one occasion during the fiscal year ended April 30, 1996. The principal functions of the Management Development and Compensation Committee are to establish and determine salaries and other compensation to be paid to executive officers; to establish and determine terms and conditions of bonus and stock option plans; to establish and administer performance goals and other criteria for payment of any compensation of executive officers which is intended to be performance based for purposes of Section 162(m) of the Internal Revenue Code (the "Code"); to amend the Company's employee stock option plans, subject to shareholder and other approvals as may be required by applicable law; and to make recommendations to the Board of Directors concerning training and other development of the Company's management personnel.

    The Business Development Committee, composed of Messrs. Hood, Simon, Towbin, and Vereen (Chairman), held two meetings during the fiscal year ended April 30, 1996. The principal function of the Business Development Committee is to evaluate opportunities presented by the management of the Company for development of existing and new business for the Company and its subsidiaries.

    The Board of Directors held five meetings and acted by unanimous written consent on 23 occasions during the year ended April 30, 1996. All of the Directors attended 75% or more of the aggregate of their respective Board and Committee meetings.

SECTION 16(A) REPORTING

    The Company believes that all required reports pursuant to Section 16(a) of the Securities Exchange Act of 1934 have been timely filed by all officers, Directors, and shareholders of the Company, with the exception of one late Form 4 filed by Mr. William Jerome Vereen to report a single open market purchase.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Management Development and Compensation Committee is composed of Messrs. Hood, Simon, Towbin, and Vereen. During the fiscal year ended April 30, 1996, Stanley Simon and Associates of New York, New York, a financial and management consulting firm owned by Mr. Simon, received $11,690 in consulting fees.

             REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Management Development and Compensation Committee of the Board of Directors of Gerber Scientific, Inc. (the "Committee") consists of four non-employee Directors of the Company: Mr. Edward E. Hood, Jr., Chairman; Mr. Stanley Simon; Mr. A. Robert Towbin; and Mr. William Jerome Vereen.

    The Committee is authorized to establish and determine salaries and other compensation to be paid to executive officers; to establish and determine terms and conditions of bonus and stock option plans; to establish and administer performance goals and other criteria for payment of any compensation to executive officers which is to be contingent on performance criteria; to amend the Company's employee stock plans, subject to shareholder and other approvals as may be required by applicable law; and to make recommendations to the Board of Directors concerning training and other development of Company personnel. All decisions by the Committee relating to compensation of executive officers may be reviewed and approved by the full Board prior to taking effect, except for actions taken by the Committee pursuant to the Company's employee stock plans.

Executive Compensation Philosophy

    The Company's executive compensation philosophy emphasizes three guiding principles:

   0 Aligning the financial interests of executives with long-term total shareholder returns;

   0 Providing a competitive executive compensation package that enables the Company to attract and retain talented executives; and,

   0 Basing a major portion of each executive's annual cash compensation on the annual profitability of the Company or subsidiary for which the executive is primarily responsible.

Executive Compensation Program

    The Company's executive compensation program has three major components: executives' base salaries, an incentive plan for awarding annual cash bonuses, and a long-term incentive plan for awarding stock options and associated cash "performance units."

    BASE SALARY - In fiscal year 1996, the Company, with the assistance of external compensation consultants from KPMG Peat Marwick LLP, developed executive salary ranges from competitive salary data on comparable executive positions as disclosed in proxy reports from a comparison group of thirteen U.S. companies of similar revenue and asset size to the Company. Each of these thirteen companies engage in technology-based manufacturing as reported in published surveys covering the same industry sector. The thirteen comparison companies differ from the companies contained in the Dow Jones Diversified Technology Index selected for the comparative total shareholder return graph shown below in this Proxy Statement. The Diversified Technology Index generally represents companies of substantially larger revenue and asset size which were, therefore, deemed inappropriate for purposes of external salary comparison. The Committee's salary policy targets executive salaries within a range between the median and seventy-fifth percentile of surveyed salaries in order to be fully competitive in the hiring and retention of high caliber executives.

    Within these salary ranges so developed, the Committee determined base salaries of the Company's executive officers, including those named in the Summary Compensation Table (the "Named Executives"), based on the Committee's overall subjective assessment of several factors. These factors included: (1) the performance of the Company or applicable subsidiary, (2) the executive's individual accomplishments, (3) the executive's managerial capabilities, (4) the executive's current salary placement within the developed salary ranges, and (5) other subjective factors deemed relevant by the Committee. There was no specific weighting of these factors. The Committee's base salary determinations considered performance evaluations of each executive. These evaluations were completed by the Company's President and the Senior Vice President, Finance, except that the evaluation of the Senior Vice President, Finance was completed by the President, and the evaluation of the President was completed by the Committee.

    ANNUAL INCENTIVE BONUS PLAN - In fiscal year 1996, cash bonuses were awarded to employees of the Company and its subsidiaries, including the Named Executives, pursuant to the Company's annual incentive bonus plan. Bonuses under the plan are paid from bonus pools which are funded on the basis of formulas determined at the beginning of the year by the Committee and submitted to the full Board of Directors for approval. Separate bonus pools are provided for employees of the Company and for employees of each of its subsidiaries, with each pool being funded based on a percentage of the pre-tax, pre-bonus profits of the applicable entity plus a percentage of the improvement, if any, in profits over a threshold level based on the highest annual profits achieved by the entity during the prior three years.

Such respective percentages in 1996, as in 1995, were 0.75% and 2.25% for the corporate-level pool and 1% and 3% for each subsidiary-level pool. For fiscal year 1996, profits used for purposes of determining the profit improvement between current and past years excluded interest income and expense, as well as bonuses and taxes. The Committee believes that this approach emphasizes improvement in core operating earnings of the Company. Profit figures may be adjusted by the Committee to offset the effect of certain income or expense items.

    Target and maximum amounts for cash bonus awards in fiscal 1996 were determined at the beginning of the fiscal year as a percentage of each participant's salary. For the Named Executives, the target amount was 50% of base salary and the maximum attainable amount was 75%, based on market-based award guidelines developed by the Committee's external compensation consultants from the same market sources used for developing the executive salary range and adopted by the Committee and approved by the Board of Directors. For other participants, the target and maximum attainable amount depended on the employee's position and market-based bonus award guidelines. Awards are made under the plan only to the extent that the applicable bonus pool, as described above, has been funded.

    LONG-TERM INCENTIVE PLAN - In fiscal year 1996, the Committee made stock option and related cash "performance unit" grants to the Named Executives, other Company executives, and certain key managers under the Company's 1992 Employee Stock Plan, as amended and restated effective April 28, 1995 (the "Employee Plan") approved by Company shareholders at the 1995 Annual Meeting. The Committee intends to consider such grants to this group every two years to reflect competitive award opportunities for similar executive positions in comparable companies, but may also make grants at any time in its discretion. The 1996 grant amounts were determined using grant range guidelines developed by executive level drawn from the same market sources used for developing the executive salary ranges. Within these competitive long-term grant ranges, the Committee considers several factors in making individual grants, including: (1) previous grants to the executive, (2) the Company's performance and applicable subsidiary performance (for subsidiary-based executives) since the last grant, and (3) the Committee's subjective assessment of the executive's overall contribution to the Company's success since the last grant. No particular weighting is given to these factors. Option and performance unit grants are intended to provide a form of long-term incentive that links management rewards to the creation of shareholder value over a period of time which is longer than the annual profit incentive bonus. The option and performance unit grants also facilitate the accumulation by each executive of an equity interest in the Company.

    Under the Employee Plan, incentive and non-qualified stock options to purchase up to a maximum of 3,000,000 shares of the Company's common stock (subject to proportionate adjustment in certain events) over the ten year duration of the plan may be granted to key employees of the Company and its subsidiaries, including the Named Executives. The exercise price of stock options equals 100% of the fair market value of a share of the Company's common stock on the grant date (or, 110% of the fair market value in the case of grants of incentive stock options to Mr. H. Joseph Gerber, who owns more than 10% of the Company's outstanding common stock). No option may be exercised later than ten years from the grant date (or, five years from the grant date in the case of incentive stock options granted to Mr. Gerber). The options granted to executive officers during the last fiscal year will not vest until the sixth anniversary of the grant date unless certain pre-set earnings-per-share ("EPS") growth goals are achieved at an earlier date. Depending upon the compound EPS growth achieved in the period measured from fiscal year 1995 to the end of each of the fiscal years 1997 through 2001, the accelerated vesting for the options granted in fiscal year 1996 can range from 20% to 100% of any unvested options.

    The cash performance units granted in fiscal year 1996 are payable on attainment of the same multi-year performance goals, as approved by the Committee at the time of the grant, for compound annual growth in the Company's EPS. The first point for determination of this goal attainment will be at the end of fiscal year 1997, with a possible vesting range of 0% to 100% of the total performance units granted contingent upon the EPS growth achieved. Any performance units not earned at that time will remain subject to the same pre-established compound EPS growth goals measured from fiscal year 1995 to the end of each of the fiscal years 1998 through 2001, until the performance units are all earned or are forfeited because the EPS growth goals are not met. If earned, the cash value of each performance unit equals the exercise price of a related stock option and the associated income taxes on a "grossed-up" basis. The performance unit value is payable only if the holder simultaneously exercises a related stock option.

Compensation of the Chief Executive Officer

    The fiscal year 1996 base salary of the Chief Executive Officer of the Company was based on the salary range guidelines and the Committee's subjective assessment of factors described above in this report under the caption "Base Salary." Mr. H. Joseph Gerber's fiscal year 1996 base salary was established at $486,000, a 3.6 percent increase over the $469,000 rate in effect for the preceding fiscal year. This increase was determined subjectively and was based in part on the Company's significant improvement in earnings in fiscal year 1995. It was further based on the Committee's subjective assessment of Mr. Gerber's continued extraordinary leadership of the Company, including significant technical and managerial contributions.

    The fiscal year 1996 annual cash bonus awarded to Mr. Gerber was based on the Company's annual incentive bonus plan pertaining to the corporate bonus pool described above in this report under the caption "Annual Incentive Bonus Plan." For Mr. Gerber, as with the other Named Executives, the target amount was 50% of base salary and the maximum attainable amount was 75%. Mr. Gerber's annual cash bonus was $189,418 for fiscal year 1996, a decrease from the $293,041 amount paid for the preceding fiscal year. This decrease was due primarily to the smaller year-to-year improvement in pre-tax profits of the Company in fiscal year 1996 and a corresponding decrease in the bonus pool. Mr. Gerber's grant under the amended and restated Employee Plan consisted of 100,000 non-qualified stock options and 25,000 performance units in accordance with the competitive grant guidelines described in this report under the caption "Long-Term Incentive Plan."

Policy on Deductibility of Executive Compensation

    The Committee's policy on deductibility of executive compensation is made with reference to Section 162(m) of the Code and regulations thereunder, which would disallow a deduction by the Company generally on compensation in excess of $1 million for any of the Named Executives, except for compensation which is "performance based" compensation within the meaning of Section 162(m). Compensation which is payable because of the attainment of pre-established performance goals is expected to qualify as Section 162(m) performance-based compensation if (1) the performance goals are established by a compensation committee comprised solely of two or more outside directors, and (2) the material terms of the performance goals have been disclosed to and approved by shareholders prior to payment.

    While the Committee generally intends to provide for the deductibility of all executive compensation expenses, the Committee recognizes that circumstances may arise in which the interests of the Company and shareholders are best served by decisions which limit this deductibility, and the Committee will act in its best judgment in such circumstances.

                           Management Development and Compensation Committee
                                      Mr. Edward E. Hood, Jr., Chairman
                                      Mr. Stanley Simon
                                      Mr. A. Robert Towbin
                                      Mr. William Jerome Vereen

                    EXECUTIVE COMPENSATION AND TRANSACTIONS

    The following table shows compensation for services during the years ended April 30, 1996, 1995, and 1994 for the President and the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                         ANNUAL COMPENSATION                        AWARDS             PAYOUTS
                             ---------------------------------------------   -----------------------  ---------
          (A)                  (B)       (C)         (D)          (E)            (F)        (G)          (H)          (I)
                                                                                          SECURITIES
                                                                                          UNDERLYING    LONG-      ALL OTHER
                                                                  OTHER       RESTRICTED   OPTIONS/     TERM        COMPEN-
        NAME AND                                                ANNUAL COM-     STOCK       SARS      INCENTIVE     SATION
   PRINCIPAL POSITION         YEAR     SALARY ($)  BONUS ($)  PENSATION ($)  AWARDS ($)(1)  (#)(2)    PLAN($)(3)    ($)(4)
   ------------------         ----     ---------   ---------  -------------  ------------  ---------  ----------   ---------
H. Joseph Gerber . . . . . .  1996     $484,692    $189,418         $0           $0         100,000      $0          $500
President                     1995      465,885     293,041          0            0               0       0           500
                              1994      440,039     181,736          0            0               0       0           500

George M. Gentile  . . . . .  1996      293,692     164,775          0            0          50,000       0           500
Senior Vice President,        1995      276,165     173,708          0            0               0       0           500
  Finance (5)                 1994      260,934     107,766          0            0           2,500       0           500

Fredric K. Rosen . . . . . .  1996      248,461      47,041          0            0          40,000       0           500
Senior Vice President         1995      228,421     226,684          0            0               0       0           500
                              1994      215,360      34,089          0            0               0       0           500

Ronald B. Webster  . . . . .  1996      253,923     190,442          0            0          40,000       0           500
Senior Vice President         1995      239,408     166,388          0            0               0       0           500
                              1994      226,015     131,767          0            0               0       0           500

Richard F. Treacy, Jr. . . .  1996      169,231      66,135          0            0          20,000       0           500
Senior Vice President,        1995      158,269      99,551          0            0           7,500       0           500
  and General Counsel         1994      143,846      59,408          0            0           1,500       0           500

- --------
(1) The Company does not offer any such restricted stock award plan.
(2) The securities underlying the options are shares of the Company's common stock; the Company does not grant stock appreciation rights (SARs).
(3) The Company did not have a long-term incentive plan in effect for the years 1994 and 1995. There were no long-term incentive plan payouts in 1996.
(4) Each executive officer received $300 in matching contributions under the Company's 401(k) defined contribution plan and $200 as a Christmas bonus.
(5) In August, 1996, the Board of Directors appointed Mr. Gentile as
    President, acting Chief Executive Officer, and Chief Operating Officer of the Company.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                                                                                               PRICE APPRECIATION
                                                INDIVIDUAL GRANTS                               FOR OPTION TERM
                           -------------------------------------------------------------    ------------------------
         (A)                    (B)              (C)              (D)            (E)            (F)          (G)
                             NUMBER OF
                             SECURITIES      % OF TOTAL
                             UNDERLYING    OPTIONS GRANTED     EXERCISE OR
                              OPTIONS        TO EMPLOYEES     BASE PRICE (2)  EXPIRATION
         NAME              GRANTED (#)(1)   IN FISCAL YEAR    ($ PER SHARE)      DATE          5%(3)        10%(3)
         ----              --------------  ----------------   --------------  ----------     --------     ----------
H. Joseph Gerber. . . . .     100,000          14.6%              $15.75        5/20/05      $991,000     $2,510,000
George M. Gentile. . . . .     50,000           7.3%              $15.75        5/20/05       495,000      1,255,000
Fredric K. Rosen. . . . .      40,000           5.8%              $15.75        5/20/05       396,000      1,004,000
Ronald B. Webster. . . . .     40,000           5.8%              $15.75        5/20/05       396,000      1,004,000
Richard F. Treacy, Jr.. .      20,000           2.9%              $15.75        5/20/05       198,000        502,000

- ------
(1) These options become exercisable in six years, or earlier if certain pre-established performance goals are attained. In conjunction with these option grants, cash performance units were also granted. The performance units are payable on attainment of the same pre-established performance goals. Their value equals the exercise price of a related stock option and the associated income taxes on a "grossed-up" basis. The performance units are paid only if the holder simultaneously exercises a related stock option. The performance units granted to the Named Executives equaled 25% of the number of stock options granted.
(2) All stock options were granted at the fair market value of the common stock on the date of grant. These options were granted on May 21, 1995.
(3) Pursuant to Securities and Exchange Commission rules, columns (f) and (g) show gains that might exist for the options over a period of ten years at 5% and 10% annual compounded appreciation in the stock price. This method of valuation is hypothetical; if the stock price does not increase above the exercise price, the compensation to the Named Executive will be zero. If this same methodology was used to determine the potential realizable gain for all shareholders over this same period (May 21, 1995 through May 20, 2005), the gain based on 5% annual appreciation would be approximately $235,000,000 and the gain based on 10% annual appreciation would be approximately $597,000,000. The potential gain related to the options granted to all of the Named Executives above represents approximately 1.1% of the total potential gain to shareholders using this valuation method. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's common stock. Actual gains, if any, on option exercises and share holdings are dependent on the future performance of the Company's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     (A)                    (B)               (C)               (D)              (E)              (F)              (G)
                                                                NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                                  OPTIONS AT FISCAL                 OPTIONS AT FISCAL
                          SHARES                                    YEAR-END (#)                      YEAR-END ($)(1)
                        ACQUIRED ON          VALUE         ------------------------------     ------------------------------
    NAME                EXERCISE (#)      REALIZED ($)     EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
    ----                ------------      ------------     -----------      -------------     -----------      -------------
H. Joseph Gerber. . . .   34,780            $103,471          5,220             100,000         $28,058          $112,500
George M. Gentile . . .        0                   0         40,000              51,250         291,725            60,006
Fredric K. Rosen. . . .        0                   0         11,250              43,750          75,994            70,331
Ronald B. Webster . . .        0                   0         29,000              40,000         194,125            45,000
Richard F. Treacy, Jr..        0                   0         21,000              29,500         156,904            59,954

(1) These amounts represent the difference between the exercise price of the stock options and the closing price of the Company's common stock on April 30, 1996 ($16.875) for all options held by each Named Executive. The stock option exercise prices ranged from $7.25 to $15.75. All stock options are granted at the fair market value of the common stock on the date of grant except in the case of incentive stock option grants to Mr. Gerber, which are at 110% of the fair market value on the date of grant.

PERFORMANCE GRAPH

    The following graph and table compare the performance of the Company's common stock with that of the S&P 500(R) and the Dow Jones Diversified Technology Index for the past five years. The graph plots the growth in value of an initial $100 investment over the indicated time periods, with dividends reinvested.

                            CUMULATIVE TOTAL RETURN
             Based on reinvestment of $100 beginning April 30, 1991
                       Assuming Reinvestment of Dividends

                              [GRAPH APPEARS HERE]


- --------------------------------------------------------------------------------
                        Apr-91    Apr-92    Apr-93    Apr-94    Apr-95    Apr-96
- --------------------------------------------------------------------------------
Gerber Scientific, Inc.  $100      $111      $124      $148      $154      $172
- --------------------------------------------------------------------------------
S&P 500(R)               $100      $114      $125      $131      $154      $201
- --------------------------------------------------------------------------------
Dow Jones Diversified
Technology Index         $100      $111      $134      $142      $173      $216
- --------------------------------------------------------------------------------

    In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the caption "Report of the Management Development and Compensation Committee of the Board of Directors on Executive Compensation" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PENSION PLANS

    The Company maintains a non-contributory qualified defined benefit pension plan, the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan (the "Pension Plan") and a supplemental pension benefit plan (the "Supplemental Pension Benefit Plan"), covering full-time domestic employees. Effective May 1, 1995, retirement benefits under the Pension Plan are based on an employee's years of service and average annual compensation during the employee's five consecutive highest-paid years in the last ten years of service. Compensation for this purpose includes salary and other compensation paid by the Company and reportable on form W-2, but excludes fringe benefits (cash and noncash) including compensation related to stock option plans which is reported in the Summary Compensation Table in this Proxy Statement. The Code limits the amount of compensation that may be considered and the annual benefits which may be payable from the Pension Plan. Retirement benefits in excess of these limitations are provided under the Company's Supplemental Pension Benefit Plan which is a non-qualified arrangement.

    The following table shows the estimated annual benefits payable to a participant attaining age 65 in 1996 under the Pension Plan and the Supplemental Pension Benefit Plan for specified years of service at age 65. The table assumes that the given level of compensation is the compensation for the last calendar year in the five-year averaging period, and uses a 4.5 percent per year salary progression to determine five-year average compensation. The benefits shown in the table are the plan formula benefits which include and reflect a reduction for Social Security benefits. Each of the benefits shown is payable as a straight life annuity. Benefits are reduced if a survivor's benefit is payable. On retirement at ages earlier than 65, benefits may be reduced depending upon age and service at retirement.

                                                 YEARS OF SERVICE
               -------------------------------------------------------------------------------------
COMPENSATION      15         20         25         30         35         40         45         50
- ------------   --------   --------   --------   --------   --------   --------   --------   --------
  $125,000     $ 22,000   $ 29,334   $ 36,667   $ 44,016   $ 52,601   $ 61,186   $ 69,771   $ 78,356
   150,000       27,151     36,202     45,252     54,318     64,620     74,922     85,224     95,526
   175,000       32,302     43,070     53,837     64,620     76,639     88,658    100,677    112,696
   200,000       37,453     49,938     62,422     74,922     88,658    102,394    116,130    129,865
   225,000       42,604     56,806     71,007     85,224    100,677    116,130    131,582    147,035
   250,000       47,755     63,674     79,592     95,526    112,696    129,865    147,035    164,205
   300,000       58,057     77,410     96,762    116,130    136,733    157,337    177,941    198,545
   400,000       78,661    104,882    131,102    157,337    184,809    212,281    239,753    267,225
   500,000       99,265    132,354    165,442    198,545    232,885    267,225    301,565    335,905
   600,000      119,869    159,825    199,782    239,753    280,961    322,169    363,377    404,584
   700,000      140,473    187,297    234,122    280,961    329,037    377,113    425,188    473,264
   800,000      161,077    214,769    268,461    322,169    377,113    432,056    487,000    541,944

    As of normal retirement age (65) or attained age, if later, the years of service credited for retirement benefits for the Company's Named Executives in the Summary Compensation Table would be as follows: 48 years for H. Joseph Gerber; 39 years for George M. Gentile; 17 years for Fredric K. Rosen; 44 years for Ronald B. Webster; and 24 years for Richard F. Treacy, Jr. Consistent with applicable tax laws which require that pension benefits commence upon attainment of a certain age, Mr. H. Joseph Gerber began receiving such benefits in 1995.

    The current compensation covered by the plans for the Named Executives does not differ substantially from that set forth in the annual compensation columns of the Summary Compensation Table.

401(K) PLAN

    The Company's 401(k) deferred compensation plan (the "401(k) Plan") covers full-time domestic employees who have attained age 21 and have one year of service. Under the 401(k) Plan, participating employees may contribute from 2% to 15% of their salary on a "pre-tax" basis, subject to a calendar year limitation of $9,240 in 1995 ($9,500 in 1996), plus up to 10% of their salary on an "after-tax" basis. The Company matches 50% of the first 6% of a participant's pre-tax contribution, up to a maximum annual Company contribution of $300 per participant. Upon termination of service, disability, death, or retirement, a participant is entitled to receive the value of his/her account, including any investment earnings or losses.

                              INDEPENDENT AUDITORS

    The Board of Directors has approved the appointment of KPMG Peat Marwick LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending April 30, 1997. This firm has served as independent auditors for the Company for many years. The audit services rendered to the Company by KPMG Peat Marwick LLP during the year ended April 30, 1996, included examination of the annual financial statements of the Company, review of quarterly reports, and consultation on various accounting and tax matters.

    Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they wish. They will also be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Shareholder proposals for the 1997 annual meeting must be received by the Company no later than April 30, 1997, for inclusion in the 1997 Proxy Statement and form of proxy.

                                 OTHER BUSINESS

    The Board of Directors and management do not know of any matters to come before the annual meeting of shareholders other than those set forth in the accompanying Notice. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their best judgment and in the best interests of the Company.


                                        By Order of the Board of Directors

                                        /s/ /David J. Gerber
                                        David J. Gerber
                                        Secretary


Dated at South Windsor, Connecticut,
this 14th day of August, 1996

                            GERBER SCIENTIFIC, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING SEPTEMBER 27, 1996

     The undersigned shareholder(s) of Gerber Scientific, Inc. hereby appoint(s) George M. Gentile and Stanley Simon, and each of them, with full and individual power of substitution, proxies and attorneys, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Gerber Scientific, Inc. which the undersigned shareholder(s) is/are entitled to vote at the Annual Meeting of Gerber Scientific Inc., to be held at the Sheraton Hotel at Bradley International Airport, Windsor Locks, Connecticut, on September 27, 1996, at 2:30 p.m., Eastern Daylight Saving Time, and at any adjournment thereof, with all powers which the undersigned shareholder(s) would possess if personally present, upon the foregoing matter and upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

                               (To be signed, dated, and voted on reverse side)

- --------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

This proxy, when properly executed, will be voted            Please mark    [x]
in the manner directed herein by the undersigned.            your vote as
If no direction is made, this proxy will be VOTED FOR:       indicated in
                                                             this example

1. Election of the Class III Director: A. Robert Towbin

    FOR the nominee           WITHHOLD
     listed above             AUTHORITY
                           to vote for the
                         nominee listed above.

       [____]                   [____]


                The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated August 14, 1996.

                Dated: __________________________________________, 1996

                Signed:________________________________________________

                _______________________________________________________

                Please date and sign exactly as names(s) appear(s) on Proxy, Joint owners should both sign. Executors, Administrators, Trustees, etc. should so indicate when signing. Corporations should show full corporate name and title of signing officer, Partnerships should show full partnership name and be signed by an authorized person.

- --------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*